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                                                                   EXHIBIT 10.16
                      [LETTERHEAD OF SITRICK AND COMPANY INC.]

September 26, 1996

Mr. Robert Pfannkuch
President
Digital Video Systems
2710 Walsh Avenue
Santa Clara, California 95051

Dear Bob:

This will confirm our agreement (the "Agreement") as follows:

1. Digital Video Systems (the "Company") has retained Sitrick And Company ("Sitrick") as investor relations and public relations counsel for an initial six-month period commencing September 26, 1996, plus an additional six-month extension period if such an extension is mutually agreed upon. Services to be provided by Sitrick shall include without limitation the following:

           (a)  Preparation of Company press releases
           (b) Preparation of Company reports to shareholders, including annual and quarterly reports
           (c)  Arranging for Company road shows
           (d)  Assisting the Company to obtain analyst coverage for the Company
           (e) Assisting the Company to obtain additional market makers for the Company's securities
           (f) Assisting the Company to obtain financial and other news media coverage of its activities
           (g) Responding to broker and shareholder inquiries concerning the status of the Company's activities

2. The Company will pay Sitrick a monthly retainer (the "Monthly Retainer") consisting of $10,000 in cash and 599 shares of the Company's common stock to be issued by the Company. Time charges will be billed for professional fees against the Monthly Retainer at the hourly rate range of $150 to $375; Sitrick will advise the Company in advance should its anticipated fees for any month exceed $15,016 on a cumulative basis (the "Excess Fees") calculated on a semi-annual basis. The excess fees will be paid by the Company 65% in cash and 35% in the Company's Common Stock (valued at $8.375 per share, the closing price on September 24, 1996. Sitrick will have customary "piggyback" registration rights (at no cost to Sitrick) with respect to all shares of common stock issued under this agreement.



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Mr. Robert Pfannkuch
September 25, 1996
Page 2


3. In addition to the compensation described in paragraph 2 above, Sitrick will be issued each month during the term of this Agreement a five-year warrant to purchase 2995 shares of common stock at $8.375 per share as part of its monthly retainer and five warrants for each share of stock issued as payment of excess fees. Stock and warrants issued under this Agreement will be issued quarterly.

4. Sitrick further agrees to advance funds on behalf of the Company for out-of-pocket expenses incurred. The Company will place $2,500 in cash on deposit with Sitrick against out-of-pocket expenses, which will include travel, production and related costs, and which will be rebilled directly for cash reimbursement in a separate detailed monthly statement. Any expenses in excess of $2,500 shall be billed and paid by the Company as incurred.

5. The Company will indemnify and hold harmless Sitrick, its controlling persons, officers, directors, employees and agents from and against any and all losses, claims, damages, liabilities, costs and expenses (including, but not limited to reasonable attorney's fees) which Sitrick or any of the foregoing persons may be subject to or incur in connection with the services to be rendered by Sitrick to the Company (including, but not limited to, its or their reliance upon or use of any information, documents, representations, reports or data furnished by or prepared by the Company.). This paragraph shall not apply to any action or inaction which has been judicially determined to be willful misconduct or gross negligence on the part of Sitrick; and Sitrick will indemnify and hold the Company harmless for any loss, costs or expenses (including but not limited to reasonable attorneys' fees) resulting from any such misconduct or gross negligence.

6. Sitrick's engagement hereunder may be terminated by either party on 30-days written notification, it being understood that the provision hereof relating to the payment of unpaid fees and accrued expenses and indemnification will survive any such termination.

If this conforms to your understanding of our agreement, please sign the attached copy and return it to me for our files.

Sincerely,

Agreed: Sitrick And Company                 Agreed: Digital Video Systems


By:  /s/ Jeffrey S. Lloyd                   By:  /s/ Robert Pfannkuch
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       Jeffrey S. Lloyd                            Robert Pfannkuch

Date:   9/26/96                             Date:   9/27/96
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